                                                                    EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGES:

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
                                                             THREE
                                                             MONTHS
                                                              ENDED
                                                             MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                            ----------    --------------------------------------------------------
                                                               2001         2000        1999        1998        1997        1996
                                                            ----------    --------    --------    --------    --------    --------
COMPUTATION OF EARNINGS:

Pretax income (loss) from continuing operations .........   $   54,677    $110,867    $240,363    $590,231    $430,061    $212,705
Less: Interest capitalized during the period and actual
      preferred dividend requirements of majority-owned
      subsidiaries and 50%-owned persons included in
      fixed charges but not deducted from pretax income
      from above ........................................         (437)    (13,844)     (6,329)     (1,031)     (4,382)     (3,973)
Add: Previously capitalized interest amortized during the
     period .............................................          296         334         334         334         192          --
                                                            ----------    --------    --------    --------    --------    --------
Total earnings, before fixed charge addition ............       54,536      97,357     234,368     589,534     425,871     208,732
                                                            ----------    --------    --------    --------    --------    --------

COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized ................        8,830      24,500      16,009      16,121      15,241       6,831
                                                            ----------    --------    --------    --------    --------    --------
Total fixed charges .....................................        8,830      24,500      16,009      16,121      15,241       6,831
                                                            ----------    --------    --------    --------    --------    --------

TOTAL EARNINGS AND FIXED CHARGES ........................   $   63,366    $121,857    $250,377    $605,655    $441,112    $215,563
                                                            ----------    --------    --------    --------    --------    --------

RATIO OF EARNINGS TO FIXED CHARGES ......................         7.18        4.97       15.64       37.57       28.94       31.56
                                                            ==========    ========    ========    ========    ========    ========
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